Exhibit 10.18

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is made and entered into to be effective as of September 16, 2009, by and between CREA SPEAR STREET TERRACE LLC, a Delaware limited liability company (“Landlord”), through its agent CORNERSTONE REAL ESTATE ADVISERS, LLC, a Delaware limited liability company, and MEDIVATION, INC., a Delaware corporation (“Tenant”).

R E C I T A L S

A. Tenant is the tenant under the Office Lease dated April 18, 2007, between Landlord and Tenant (the “Current Lease”) with respect to the lease of Suite 300 (the “Original Premises”) in the building located at 201 Spear Street, San Francisco, California 94105 (the “Building”), as more particularly described in the Lease.

B. Landlord and Tenant desire to amend the Current Lease to, among other things, expand the Original Premises, adjust the Monthly Rent and make other related adjustments, all as more particularly set forth herein. The Current Lease, as amended hereby, shall be referred to herein as the “Lease.” Initially capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Current Lease.

AGREEMENT

1. Lease and Delivery of Expansion Space. Subject to the terms and conditions hereof, effective on the Expansion Commencement Date (defined below), the “Expansion Space” depicted on the attached Exhibit A shall become part of the “Premises” under the Lease for all purposes, and all provisions of the Lease shall apply thereto unless specified to the contrary herein. The Expansion Commencement Date shall be the date, estimated to be October 15, 2009 (“Estimated Expansion Commencement Date”), on which Landlord tenders possession of the Expansion Space to Tenant with Landlord’s Work substantially completed pursuant to Section 8 below. The Expansion Space consists of approximately 3,672 rentable square feet located on the 16th Floor of the Building and the Premises, with the addition of the Expansion Space, shall consist of a total of 20,264 rentable square feet, as measured in accordance with BOMA.

2. Early Entry. Tenant shall have access to the Expansion Space no later than two (2) weeks prior to the Estimated Expansion Commencement Date for purposes of installing Tenant’s furniture, fixtures, equipment and telephone and date lines; provided, however, that such early access by Tenant shall not interfere with, or delay, the work of Landlord’s contractor in completing Landlord’s Work. During any period Tenant is permitted to enter the Expansion Space prior to the Expansion Space Commencement Date, Tenant will comply with and observe all Laws, safety rules and procedures, and comply with, and be bound by, all terms and conditions of the Lease. Landlord’s consent to such early access is conditioned upon Landlord’s receipt of Tenant’s certificate of insurance for the Expansion Space pursuant to Article 8 of the Current Lease. Tenant’s employees, contractors and suppliers shall perform their work in the Expansion Space at such time and in such locations as are designated by Landlord’s contractor.

3. Expansion Space Term. The Lease term for the Expansion Space (the “Expansion Space Term”) shall commence on the Expansion Commencement Date and terminate on July 31, 2012.

4. Expansion Space Rent. Commencing on the Expansion Commencement Date, and in addition to the Monthly Rent for the Original Premises, Tenant shall pay to Landlord the Monthly Expansion Space Rent for the Expansion Space in the following amount:

Calendar Months Following Expansion Commencement Date	Annual Rate Per Rentable Square Foot of the Expansion Space	Monthly Expansion Space Rent
Months 1 – 2	$0.00	$0.00
Months 3 – 12	$29.00	$8,874.00
Months 13 – 24	$30.00	$9,180.00
Months 25 – 36	$31.00	$9,486.00

If the Expansion Commencement Date shall occur on a day other than the first day of a calendar month, then notwithstanding the foregoing schedule of Monthly Expansion Space Rent, Tenant’s period of rent free occupancy shall be the first sixty (60) days of the Expansion Space Term (the “Free Rent Period”), and then Tenant shall pay, at the end of the Free Rent Period, the Monthly Expansion Space Rent for the period between the end of the Free Rent Period and the first day of the next calendar month prorated on a per diem basis based on Monthly Expansion Space Rent for the next calendar month.

5. Tenant’s Pro Rata Share, Operating Expense and Tax Base for the Expansion Space. In addition to Tenant’s continuing obligations to pay Tenant’s Pro Rata Share of Taxes and Operating Expenses for the Original Premises as provided in the Current Lease, Tenant shall pay to Landlord during each Lease Year following the Expansion Commencement Date, as Additional Rent for the Expansion Space (which shall be due concurrently with Monthly Rent for the Expansion Space), 1.49% (3,672/246,563) of any projected increases in the Taxes and Operating Expenses for the applicable Lease Year, in excess of the Taxes and Operating Expenses for the calendar year 2010, as the Tenant’s Pro Rata Share of such increases in Taxes and Operating Expenses.

6. Landlord’s Work. Landlord shall, at its expense, repaint the painted surfaces and replace the carpeting (“Landlord’s Work”) in the Expansion Space in a good and workmanlike manner using Landlord’s Building standard paint and carpet as selected by Tenant. Landlord shall use commercially reasonable efforts to substantially complete Landlord’s Work on or before October 15, 2009. Any additional alterations or improvements to the Expansion Space desired by Tenant shall be at Tenant’s sole cost and shall be subject to Landlord’s prior approval, which shall not be unreasonably withheld or delayed, and to the applicable requirements of the Lease.

7. Right of Termination. Tenant shall have the option (“Termination Option”) to terminate this Lease with respect to all, but not less than all, of the Expansion Space, effective on the 90th day (the “Termination Date”) following the delivery to Landlord of a written notice of termination, accompanied by a payment to Landlord of the Cancellation Fee described below. The Cancellation Fee shall be in addition to any rent then due under the Lease. The “Cancellation Fee” shall be the unamortized value as of the Termination Date of the costs of the brokerage commissions and the Landlord’s Work (less the costs of the carpeting) (“Concessions”) with respect to the Expansion Space, where the Concessions are fully amortized in equal monthly installments at 8% per annum over 3 years. Tenant’s right to the Termination Option is subject to Tenant not being in default under the Lease either on the date that Tenant exercises the Termination Option, or unless waived in writing by Landlord, on the Termination Date.

If Tenant timely and properly exercises the Termination Option, (a) all Rent owing under the Lease for the Expansion Space shall be paid through and apportioned as of the Termination Date (in addition to payment by Tenant of the Cancellation Fee); (b) neither party shall have any rights, estates, liabilities or obligations under the Lease for the Expansion Space for the period first accruing after the Termination Date, except those which, by the provisions of the Lease, expressly survive the expiration or termination of the Term of the Lease (specifically including, without limitation, the obligation to make a final reconciliation of Additional Rent owing for the calendar year during which the Termination Date occurs); (c) Tenant shall surrender and vacate the Expansion Space and deliver possession thereof to Landlord on or before the Termination Date in the condition required under this Lease for surrender of the Premises; and (d) Landlord and Tenant shall enter into a written agreement reflecting the termination of the Lease as to the Expansion Space upon the terms provided for herein, which agreement shall be executed within thirty (30) days after Tenant exercises the Termination Option. The Termination Option is personal to Tenant and will be null and void in the event of any assignment of the Lease or sublease of the Premises, or any part thereof.

In the event Tenant timely and properly exercises the Termination Option solely to lease another space within the Building which consists of more rentable square footage than the Expansion Space, and within six (6) months enters into an amendment to the Lease with Landlord to do so, Landlord shall return the Cancellation Fee to Tenant.

8. Security Deposit. Tenant shall not be required to increase the amount of the Letter of Credit held by to Landlord pursuant to Article 23 of the Current Lease or provide a security deposit applicable to the Expansion Space; provided, however, that in the event the financial institution which issued the initial Letter of Credit is declared insolvent by the Federal Deposit Insurance Corporation or is otherwise closed for any reason, Tenant agrees and acknowledges that Tenant shall immediately provide a substitute Letter of Credit subject to the provisions of Article 23 of the Current Lease and from a financial institution acceptable to the Landlord, in Landlord’s sole discretion.

9. Brokers. Tenant and Landlord each represent and warrant to the other that it has had no dealings with any person, firm, broker or finder, except for Jones Lang LaSalle and The CAC Group (collectively, the “Brokers”), in connection with the negotiation of this First Amendment and the consummation of the transaction contemplated hereby, and that no broker or other person, firm or entity is entitled to any commission or finder’s fee in connection with said transaction, other than a fee payable by Landlord to the Brokers pursuant to a separate agreement between Landlord and Brokers. Tenant and Landlord do each hereby agree to indemnify, protect, defend and hold the other harmless from and against liability for compensation or charges which may be claimed by any such unnamed broker, finder or other similar party by reason of any dealings or actions of the indemnifying party, including any costs, expenses, attorney fees reasonably incurred with respect thereto.

10. Reaffirmation. Tenant reaffirms its obligations under the Current Lease and acknowledges that to its actual knowledge it has no claim, offset or defense with respect to the payment of sums due under the Current Lease.

11. Full Force and Effect; Conflict with Lease; Integration. Except as amended hereby, the Current Lease remains in full force and effect in accordance with its terms. In the event of any conflict between the provisions of the Current Lease and this First Amendment, the provisions of this First Amendment shall control. The Current Lease, as amended by this First Amendment: (a) integrates all the terms and conditions mentioned in or incidental to the Lease; (b) supersedes all oral negotiations and prior and other writings with respect to its subject matter; and (c) is intended by the parties as the final expression of the agreement with respect to the terms and conditions set forth therein and as the complete and exclusive statement of the terms agreed to by the parties.

12. Miscellaneous. This First Amendment shall be governed by California law. This First Amendment may be executed in counterparts, and all counterparts shall constitute but one and the same document.

[Signature Page Follows]

SIGNATURE PAGE

TO

FIRST AMENDMENT TO LEASE

IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment as of the day first written above.

LANDLORD:	CREA SPEAR STREET TERRACE LLC, a Delaware limited liability company

	By:	Cornerstone Real Estate Advisers LLC, a Delaware limited liability company its authorized agent

		By:	/s/ Mark Knapp
Mark Knapp, Vice President

TENANT:	MEDIVATION, INC., a Delaware corporation

	By:	/s/ C. Patrick Machado
	Name:	C. Patrick Machado
	Its:	CFO

By:
Name:
Its:

EXHIBIT A

Depiction of Expansion Space